EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 117 to Registration Statement No. 2-11401 on Form N-1A of our report dated February 15, 2022, relating to the financial statements and financial highlights of Massachusetts Investors Trust appearing in the Annual Report on Form N-CSR of Massachusetts Investors Trust for the year ended December 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and "Independent Registered Public Accounting Firm(s) and Financial Statements” and "Appendix M – Recipients of Non-Public Portfolio Holdings on an Ongoing Basis" in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts

April 27, 2022